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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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INTEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95052-8119
(408) 765-8080

April 2, 2003

Dear Stockholder:

        Intel's 2003 Annual Stockholders' Meeting will be held on May 21, 2003 at the Santa Clara Convention Center in Santa Clara, California, and we look forward to your attendance either in person or by proxy. For your convenience, we are pleased to offer a live webcast of the annual meeting at www.intc.com.

        If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from Intel's Board of Directors (the "Board") are enclosed. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report on the Internet at www.intel.com/intel/annual02 and the proxy statement on the Internet at www.intel.com/intel/finance/proxy03.

        We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up for electronic delivery of Intel stockholder communications. For more information, see "Electronic Delivery of Intel Stockholder Communications."

        At this year's annual meeting, the agenda includes the annual election of directors and consideration of a stockholder proposal, if properly presented at the annual meeting, requesting the expensing of stock options. The Board recommends that you vote FOR election of the director nominees and AGAINST the proposal requesting the expensing of stock options. Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting.

        If you have any questions concerning the annual meeting or the proposals, please contact Intel Investor Relations at (408) 765-1480. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, by e-mail at web.queries@computershare.com or by phone at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada). You can view your Intel stock holdings electronically and perform other transactions by enrolling in Computershare's Investor Center at www.computershare.com. For questions relating to voting, you may contact D. F. King & Co., Inc., our proxy solicitors, at (800) 290-6431 (within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada).

Sincerely yours,

Andrew S. Grove
 Chairman of the Board

INTEL CORPORATION

Notice of Annual Stockholders' Meeting
May 21, 2003
8:30 a.m. Pacific Time

Dear Stockholder:

        You are cordially invited to attend our 2003 Annual Stockholders' Meeting, which will be held at 8:30 a.m. Pacific Time on May 21, 2003 at the Santa Clara Convention Center, Santa Clara, California. Driving directions and a map are on the back cover of this proxy statement. For your convenience, we are pleased to offer a live webcast of the annual meeting at www.intc.com. For further details, see "Attending the Annual Meeting."

        We are holding the annual meeting for the following purposes:

  1.
  To elect a board of directors to hold office until the next annual stockholders' meeting or until their respective successors have been elected or appointed.

  2.
  To act on a stockholder proposal, if properly presented at the annual meeting, requesting that we "establish a policy of expensing in the Company's annual income statements the costs of all future stock options issued by the Company."

  3.
  To transact other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

        These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

        Only stockholders of record at the close of business on March 24, 2003 will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at Intel's offices, 2200 Mission College Blvd., Santa Clara, California 95052-8119. If you would like to view the stockholder list, please call Intel Investor Relations at (408) 765-1480 to schedule an appointment.

        To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. For further details, see "Voting" and your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves your company significant postage and processing costs.

The Board of Directors

By: Cary I. Klafter Corporate Secretary

Santa Clara, California
April 2, 2003

DOORS WILL OPEN AT 8:00 a.m.

ELECTRONIC DELIVERY OF INTEL STOCKHOLDER COMMUNICATIONS

        If you received your annual meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your Intel stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

  1.
  If you are a registered holder (you hold your Intel shares in your own name through Intel's transfer agent, Computershare Investor Services, LLC, or you have stock certificates), visit www.computershare.com/consent/intel to enroll.

  2.
  If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), visit www.icsdelivery.com/intel to enroll.

        Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call Intel Investor Relations at (408) 765-1480.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

        In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

        If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to Intel's Corporate Secretary via e-mail at corporate.secretary@intel.com or in writing at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119, or call Intel Investor Relations at (408) 765-1480. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

ATTENDING THE ANNUAL MEETING

        We are pleased to offer two options for participating in our 2003 annual meeting: (1) viewing a live webcast at www.intc.com or (2) attending in person. The annual meeting will be held at 8:30 a.m. Pacific Time on Wednesday, May 21, 2003 at the Santa Clara Convention Center, Santa Clara, California, located at the corner of Great America Parkway and Tasman Drive. Driving directions and a map to the Convention Center are on the back cover of this proxy statement. When you arrive at the Convention Center, signs will direct you to the appropriate meeting rooms. Please note that the doors to the meeting rooms will not be open until 8:00 a.m., and due to security measures, all bags will be subject to search, and all persons who attend the meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras and other recording devices will not be permitted in the meeting hall. If you choose to view the webcast, go to www.intc.com shortly before the meeting time, and follow the instructions for downloading the webcast. During the webcast, you will be able to submit questions by following the instructions on the web site. If you miss the annual meeting, you can view a replay of the webcast at www.intc.com until June 20, 2003. You need not attend the annual meeting in order to vote.

VOTING

        To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves your company significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. If you participate in the Intel Stock Fund through the 401(k) Savings Plan, you must submit your vote by May 16, 2003 to allow Mellon Bank, N.A., the plan trustee, time to receive your voting instructions and vote on behalf of the plan. If you have any questions about submitting your vote, call Intel Investor Relations at (408) 765-1480.

INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95052-8119

PROXY STATEMENT

        Intel's Board of Directors (the "Board") solicits your proxy for the Annual Stockholders' Meeting to be held at 8:30 a.m. Pacific Time on Wednesday, May 21, 2003 at the Santa Clara Convention Center in Santa Clara, California, and at any postponement or adjournment of the meeting, for the purposes set forth in "Notice of Annual Stockholders' Meeting."

Record Date and Share Ownership

        Only stockholders of record at the close of business on March 24, 2003 will be entitled to vote at the annual meeting. The majority of the shares of common stock outstanding on the record date must be present in person or by proxy to have a quorum. As of the close of business on February 21, 2003, we had 6,543,589,179 outstanding shares of common stock. We made copies of this proxy statement available to stockholders beginning on April 2, 2003.

Submitting and Revoking Your Proxy

        If you complete and submit your proxy (see "Voting"), the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

  •
  FOR the election of the nominees for director set forth in "Proposal 1: Election of Directors"; and

  •
  AGAINST a stockholder proposal, if properly presented at the annual meeting, requesting that we "establish a policy of expensing in the Company's annual income statements the costs of all future stock options issued by the Company." (See "Proposal 2: Stockholder Proposal Requesting the Expensing of Stock Options.")

        In addition, if other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the annual meeting.

        You may revoke your proxy at any time prior to the start of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting, via the Internet, by telephone or by mail (see "Voting"), or (2) delivering instructions to Intel's Corporate Secretary via e-mail at corporate.secretary@intel.com or in writing at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119.

        If you participate in the Intel Stock Fund through the 401(k) Savings Plan, your proxy will serve as a voting instruction for Mellon Bank, N.A., the plan trustee, or its designee. If Mellon Bank or its designee does not receive voting instructions for shares in your plan account, Mellon Bank will vote those shares in the same proportion as other plan participants' shares for which it has received voting instructions. You must submit your voting instructions to Mellon Bank by May 16, 2003 to allow Mellon Bank time to receive your voting instructions and vote on behalf of the plan.

        Each share of Intel common stock outstanding on the record date will be entitled to one vote on each matter. The 11 candidates for election as directors who receive the highest number of affirmative votes will be elected. Adoption of the stockholder proposal requesting that we "establish a policy of expensing in the Company's annual income statements the costs of all future stock options issued by the Company" requires the affirmative vote of the majority of the shares of common stock present or represented at the annual meeting.

For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

        Intel's 11 current Board members are also its nominees for the upcoming election of directors. Eight of the director nominees are independent directors, as defined in the applicable rules for companies traded on The NASDAQ Stock Market*, and the other three director nominees are members of Intel's senior management. Each director serves a one-year term, as described below, with all directors subject to annual election.

        The Board has nominated the persons listed below to serve as directors for the term beginning at the Annual Stockholders' Meeting on May 21, 2003. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this section.

        If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual stockholders' meeting following the 2003 annual meeting or until their successors, if any, are elected or appointed. This section contains the names and biographical information for each of the nominees.

Recommendation of the Board

The Board recommends a vote "FOR" the election of each of the following nominees.

Craig R. Barrett 63 Years Old Director Since 1992 Chief Executive Officer of Intel	Craig R. Barrett has been Chief Executive Officer since 1998 and a director of Intel since 1992. Dr. Barrett joined Intel in 1974. In 1984, he was elected Vice President, and in 1985 he became Vice President and General Manager of the Components Technology and Manufacturing Group. Dr. Barrett became a Senior Vice President in 1987 and General Manager of the Microcomputer Components Group in 1989. He was an Executive Vice President from 1990 to 1997, Chief Operating Officer from 1993 to 1997 and President from 1997 to January 2002. Dr. Barrett is also a director of Qwest Communications International Inc., the U.S. Semiconductor Association, the National Forest Foundation, Achieve, Inc. and the National Infrastructure Advisory Council. Dr. Barrett is a member of the National Academy of Engineering.

John P. Browne 55 Years Old Director Since 1997 Group Chief Executive of BP plc
John P. Browne, formally known as The Lord Browne of Madingley, has been a director of Intel since 1997. He has been a Managing Director since 1991 and Group Chief Executive since 1995 of BP plc, a provider of energy and petrochemicals. Lord Browne is also a director of The Goldman Sachs Group, Inc., a director of DaimlerChrysler AG and a trustee of The British Museum. He is a Fellow of the Royal Academy of Engineering in the United Kingdom, a Fellow of the Institute of Mining and Metallurgy, a Fellow of the Institute of Physics, an Honorary Fellow of the Institute of Chemical Engineers and an Honorary Fellow of St. John's College, Cambridge. Lord Browne is also Emeritus Chairman of the Advisory Board of the Graduate School of Business, Stanford University, a trustee of The Conference Board, Inc. and a Vice President of the Prince of Wales Business Leaders Forum.
Winston H. Chen 61 Years Old Director Since 1993 Chairman of Paramitas Foundation
Winston H. Chen has been a director of Intel since 1993 and is Chairman of the Audit Committee of the Board. He is Chairman of Paramitas Foundation, a private foundation. Between 1978 and 1994, he held several positions, including President, Chief Executive Officer and Chairman of the Board of Directors, at Solectron Corporation, an electronics contract manufacturer. Dr. Chen served as a director of Solectron until January 2002. Dr. Chen is a member of the Board of Trustees of Santa Clara University and the Board of Trustees of Stanford University.
Andrew S. Grove 66 Years Old Director Since 1974 Chairman of the Board of Intel
Andrew S. Grove has been a director of Intel since 1974 and Chairman of the Board since 1997. Dr. Grove participated in founding Intel in 1968 and served as Vice President and Director of Operations through 1974. He became an Executive Vice President in 1975 and was Chief Operating Officer from 1976 to 1987. Dr. Grove was President from 1979 to 1997 and Chief Executive Officer from 1987 to 1998. He is a part-time Lecturer at the Graduate School of Business, Stanford University, and a director of CaP CURE and the International Rescue Committee. Dr. Grove is also a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronic Engineers ("IEEE"), and he is the national chairperson of The Campaign for the University of California, San Francisco.
D. James Guzy 67 Years Old Director Since 1969 Chairman of Arbor Company
D. James Guzy has been a director of Intel since 1969 and is Chairman of the Nominating Committee of the Board. Since 1969, he has been Chairman of Arbor Company, a limited partnership engaged in the electronics and computer industry. Mr. Guzy is also Chairman of the Board of PLX Technology, Inc. and a director of Cirrus Logic, Inc., Micro Component Technology, Inc., Novellus Systems, Inc., LogicVision, Inc., Davis Selected Group of Mutual Funds and Alliance Capital Management Technology Fund.

Reed E. Hundt 55 Years Old Director Since 2001 Senior Advisor to McKinsey & Company, Inc. and Venture Partner of Benchmark Capital
Reed E. Hundt has been a director of Intel since 2001 and a senior advisor on information industries to McKinsey & Company, Inc., a management consulting firm, since 1998. Mr. Hundt has also been a special advisor since 2000 to The Blackstone Group, a private equity firm. He has been a venture partner since 1999 at Benchmark Capital, a venture capital firm that specializes in investments in high-tech companies. From 1993 to 1997, Mr. Hundt was Chairman of the Federal Communications Commission. From 1999 to 2001, he served as a member of the Intel Policy Advisory Board. Mr. Hundt is a director of Allegiance Telecom, Inc. and Expedia, Inc.
Paul S. Otellini 52 Years Old Director Since 2002 President and Chief Operating Officer of Intel
Paul S. Otellini has been Intel's President and Chief Operating Officer since January 2002 and a director of Intel since May 2002. Mr. Otellini joined Intel in 1974 and has held a number of positions, including General Manager of Intel's Peripheral Components Operation and the Folsom Microcomputer Division. In 1990, Mr. Otellini became the General Manager of the Microprocessor Products Group, leading the introduction of the Intel® Pentium® processor. He was elected a corporate officer in 1991, a Senior Vice President in 1993 and Executive Vice President in 1996. Mr. Otellini served since 1996 as General Manager of the Sales and Marketing Group and then the Intel Architecture Group. Mr. Otellini is a director of Autodesk, Inc.
David S. Pottruck 54 Years Old Director Since 1998 President and Co-Chief Executive Officer of The Charles Schwab Corporation
David S. Pottruck has been a director of Intel since 1998 and is Chairman of the Finance Committee of the Board. Mr. Pottruck is President and Co-Chief Executive Officer of The Charles Schwab Corporation, a financial services provider. The Charles Schwab Corporation has appointed Mr. Pottruck as its sole Chief Executive Officer effective May 9, 2003. Mr. Pottruck is a director of The NASDAQ Stock Market, Inc., The Charles Schwab Corporation, U.S. Trust Corporation, DoveBid, Inc., and the U.S. Ski and Snowboard Team Foundation. He is a trustee of the University of Pennsylvania.
Jane E. Shaw 64 Years Old Director Since 1993 Chairman and Chief Executive Officer of Aerogen, Inc.
Jane E. Shaw has been a director of Intel since 1993 and is Chairman of the Compensation Committee of the Board. Dr. Shaw is Chairman and Chief Executive Officer of Aerogen, Inc., a specialty pharmaceutical company providing inhaled drug products for the treatment of respiratory disorders and chronic diseases. She founded The Stable Network, a biopharmaceutical consulting company, in 1995. She was President and Chief Operating Officer of ALZA Corporation, a drug delivery company, from 1987 to 1994. Dr. Shaw is a director of McKesson Corporation and Boise Cascade Corporation.
David B. Yoffie 48 Years Old Director Since 1989 Professor of International Business Administration, Harvard Business School
David B. Yoffie has been a director of Intel since 1989. He is Lead Independent Director, Chairman of the Corporate Governance Committee of the Board and Chairman of the Executive Committee of the Board. Dr. Yoffie has been the Max and Doris Starr Professor of International Business Administration at the Harvard Business School since 1993 and has been on the Harvard University faculty since 1981. He is also a director of the National Bureau of Economic Research, Spotfire, Inc. and E-Ink Corporation.

Charles E. Young 71 Years Old Director Since 1974 President of the University of Florida
Charles E. Young has been a director of Intel since 1974. He is President of the University of Florida and Chancellor Emeritus of the University of California at Los Angeles. Dr. Young served as Chancellor of the University of California at Los Angeles from 1968 to 1997. He is a director of Nicholas-Applegate Growth Equity Fund, Inc., I-MARK, Inc., Fiberspace, Inc. and Student Advantage, Inc.

        Except as noted, each nominee has been engaged in the principal occupation described during the past five years. There are no family relationships among any directors or executive officers of Intel. Intel stock ownership information for these individuals is shown under the heading "Security Ownership of Certain Beneficial Owners and Management" and is based on information furnished by the respective individuals.

Directors Emeriti

        The Board has elected the following former Intel directors to serve as directors emeriti. Directors emeriti are invited to attend Board and committee meetings, but they do not have voting rights.

Gordon E. Moore 74 Years Old Director Emeritus Since 2001 Chairman Emeritus of the Board of Intel Since 1997	Gordon E. Moore was a director of Intel from 1968 to 2001 and has been Chairman Emeritus of the Board since 1997. Dr. Moore co-founded Intel in 1968 and served as Executive Vice President until 1975. From 1975 to 1987 he served as Chief Executive Officer, and from 1979 to 1987 he served as Chairman. Dr. Moore is a director of Gilead Sciences, Inc., a member of the Board of Trustees of the California Institute of Technology, a member of the National Academy of Engineering, a trustee of Conservation International and a Fellow of the IEEE.
Leslie L. Vadasz 66 Years Old Director Emeritus Since 2002 Executive Vice President and President, Intel Capital
Leslie L. Vadasz was a director of Intel from 1988 to May 2002; a director emeritus since May 2002; and Executive Vice President and President, Intel Capital, since 2000. Intel Capital is responsible for Intel's strategic investment programs. Mr. Vadasz joined Intel in 1968 when it was founded and has held various positions at Intel since that date. Mr. Vadasz was Senior Vice President of Intel and Director of Corporate Business Development from 1991 to 2000. He is a Fellow of the IEEE.

Arthur Rock (76) has recently retired as a director emeritus of Intel. Mr. Rock is a principal of Arthur Rock and Company, a venture capital firm, and President of The BASIC Fund. He served as a director of Intel from 1968 to 1999 and as a director emeritus from 1999 to 2003. During Mr. Rock's service as a member of the Board, he served variously as Chairman of the Board, Lead Independent Director, and Chairman of the Audit Committee and other Board committees. He is a director of Echelon Corporation, a trustee emeritus of the California Institute of Technology and a director of The NASDAQ Stock Market, Inc.

THE BOARD, BOARD COMMITTEES AND MEETINGS

        Corporate governance is typically defined as the system that allocates duties and authority among a company's stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company's governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer (CEO); and management runs the company's day-to-day operations. Our Board of Directors currently consists of 11 directors as described in "Proposal 1: Election of Directors." The current Board members and nominees for election include eight independent directors and three members of Intel's senior management. The Board also has two directors emeriti who may participate in Board meetings but do not vote. The primary responsibilities of the Board of Directors are oversight, counseling and direction to Intel's management in the long-term interests of Intel and its stockholders. The Board's detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management's succession planning for other senior executives; (c) reviewing and, where appropriate, approving Intel's major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of Intel's business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining Intel's integrity with regard to its financial statements and other public disclosures and compliance with law and ethics. The Board of Directors has delegated to the Chief Executive Officer, working with Intel's other executive officers, the authority and responsibility for managing Intel's business in a manner consistent with Intel's standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by Intel.

        The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board's Lead Independent Director leads those sessions. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Board members have access to all Intel employees outside of Board meetings, and the Board has a director program that encourages each director to visit different Intel sites worldwide on a regular basis and meet with local management at those sites.

        The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance, Executive, Finance and Nominating Committees. Each of these committees has a written charter approved by the Board. The members of the committees are identified in the following table.

Director	Audit	Compensation	Corporate Governance	Executive	Finance	Nominating
C. Barrett				X
J. Browne	X	X
W. Chen	Chair	X
A. Grove				X
J. Guzy	X		X			Chair
R. Hundt		X	X
D. Pottruck		X			Chair
J. Shaw	X	Chair	X			X
D. Yoffie			Chair	Chair	X	X
C. Young			X		X	X

        The Audit Committee assists the Board in its general oversight of Intel's financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of Intel's independent auditors. During 2002, the Audit Committee held ten meetings. The responsibilities and activities of the Audit Committee are described in greater detail in "Report of the Audit Committee."

        The Compensation Committee reviews and approves salaries and other matters relating to executive compensation, and administers Intel's stock option plans, including reviewing and granting stock options to officers and other employees. The Compensation Committee also reviews and approves various other company compensation policies and matters. The Compensation Committee held two meetings during 2002 and also regularly acts by written consent. For more information, see "Report of the Compensation Committee on Executive Compensation."

        The Corporate Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The Corporate Governance Committee also reviews and assesses the effectiveness of the Board's Guidelines on Significant Corporate Governance Issues and recommends to the Board proposed revisions to the Guidelines. In addition, the Corporate Governance Committee makes recommendations to the Board regarding the agenda for Intel's annual stockholders' meetings, reviews stockholder proposals and makes recommendations to the Board for action on such proposals. The Corporate Governance Committee held two meetings during 2002.

        The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by Delaware law. The Executive Committee did not meet in 2002.

        The Finance Committee reviews and recommends matters related to Intel's capital structure, including the issuance of debt and equity securities; Intel's dividend policy and dividend declarations; banking arrangements, including investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves structured finance and other cash management transactions whose authorization is not otherwise approved by the Board or delegated to Intel's management. During 2002, the Finance Committee held two meetings.

        The Nominating Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes issues of diversity in numerous factors such as age; understanding of and experience in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and others as considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. The Nominating Committee establishes procedures for the nomination process, recommends candidates for election to the Board and nominates officers for election by the Board. The Nominating Committee held three meetings during 2002. The Nominating Committee considers nominees proposed by stockholders. To recommend a prospective nominee for the Nominating Committee's consideration, you may submit the candidate's name and qualifications to Intel's Corporate Secretary via e-mail at corporate.secretary@intel.com or in writing at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119.

        Board members also sit on the Investment Policy Committee for Intel's employee retirement plans. This committee includes Intel management, and is responsible for adopting and amending investment policies as well as selecting and monitoring service providers for the plans. The committee also selects the investment alternatives offered under Intel's 401(k) Savings Plan.

        The Board held seven meetings during 2002. All directors are expected to attend each meeting of the Board and the committees on which he or she serves. In 2002, no director attended less than 75% of all the meetings of the Board and the committees on which he or she served.

CORPORATE GOVERNANCE GUIDELINES

        The Board has adopted a set of Guidelines on Significant Corporate Governance Issues, and the Board's Corporate Governance Committee is responsible for overseeing the Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Guidelines are published on the Internet at www.intel.com/intel/finance/corp_ gov.htm. Among other matters, the Guidelines include the following:

  •
  A substantial majority of the members of the Board are independent directors, as defined in the applicable rules for NASDAQ-traded issuers. Independent directors do not receive consulting, legal or other fees from Intel other than Board compensation. Because it is not possible to anticipate or explicitly categorize all potential conflicts of interest that may affect independence, the Board is also responsible to affirmatively determine that each independent director has no other material relationship with Intel or its affiliates or any executive officer of Intel or his or her affiliates. A relationship will be considered "material" if in the judgment of the Board it would interfere with the director's independent judgment.

  •
  Members of the Board must act at all times in accordance with the requirements of Intel's Corporate Business Principles, which are applicable to each director in connection with his or her activities relating to Intel. This obligation includes adherence to Intel's policies with respect to conflicts of interest, confidentiality, protection of Intel's assets, ethical conduct in business dealings, and respect for and compliance with applicable law. Any waiver of the requirements of the Corporate Business Principles with respect to any individual director is reported to, and subject to the approval of, the Board of Directors.

  •
  Directors stand for reelection every year. Independent directors may not stand for reelection after age 72, and employee directors, other than former Chief Executive Officers, may not stand for reelection after age 65.

  •
  The Board's general policy, based on experience, is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board's oversight of management.

  •
  The Board appoints members of Board committees.

  •
  The Audit, Compensation, Corporate Governance and Nominating Committees consist entirely of independent directors.

  •
  At least annually, the Board reviews Intel's strategic long-range plan, business unit initiatives, capital projects and budget matters.

  •
  The Board has established the position of Lead Independent Director, which is currently held by Dr. Yoffie. Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

  •
  At least annually, the Board evaluates the performance of the Chief Executive Officer and other senior management personnel.

  •
  The Chief Executive Officer periodically reports to the Board on succession planning and management development.

  •
  The Board has a process whereby the Board and its members are subject to periodic self-evaluation and self-assessment.

  •
  Incentive compensation plans for executives link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. For more information, see "Report of the Compensation Committee on Executive Compensation."

Policy on Poison Pill Plans

        In 2001, a stockholder submitted a request to Intel regarding the approval process for adopting stockholders' rights plans (also known as "poison pills"). Intel does not have a poison pill and is not presently considering the adoption of such a device. Following consideration of the stockholder's request, the Board adopted a statement of policy that it shall seek and obtain stockholder approval before adopting any poison pill; provided, however, that this policy may be revised or repealed without prior public notice and the Board may thereafter determine to act on its own to adopt a poison pill if, under the then circumstances, the Board in its exercise of its fiduciary responsibilities, including the majority of the independent members of the Board, deems it to be in the best interests of Intel's stockholders to adopt a poison pill without the delay in adoption that would come from the time reasonably anticipated to seek stockholder approval. The Board has directed the Corporate Governance Committee to review this policy statement, including the proviso, on an annual basis and to report to the Board on any recommendations it may have concerning the policy. The Committee reported to the Board in January 2003 that the policy should continue in effect without change. The terms of the policy, as in effect, are included in Intel's published Corporate Governance Guidelines and its proxy statements.

Policy on Stockholder Approval of Equity Compensation Plans

        In 2002, a stockholder submitted a request to Intel asking that Intel's Board of Directors adopt a policy to obtain stockholder approval of all new equity compensation plans and all share increases for existing and new equity compensation plans. Following consideration of this request, the Board adopted a resolution that it will obtain stockholder approval for such plans and amendments, other than plans and amendments that would not result in material potential dilution. This resolution will be superseded to the extent that NASDAQ adopts substantially similar rules regarding stockholder approval of equity compensation plans, but Intel will, in any event, seek stockholder approval for any plans and share-increase amendments that may result in material potential dilution.

DIRECTORS' COMPENSATION

        It is the general policy of the Board that compensation for independent directors should be a mix of cash and equity-based compensation. Employee directors are not paid for Board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from Intel in addition to their Board compensation. To the extent practicable, independent directors who are affiliated with Intel's service providers undertake to ensure that their compensation from such providers does not include amounts connected to payments by Intel.

        In 2002, each independent director was paid a retainer fee of $24,000. In addition, independent directors received a fee of $4,000 plus out-of-pocket expenses for each regular Board meeting attended. Independent directors also received a fee of $500 for each special telephonic Board meeting attended. In 2002, Dr. Yoffie received an additional $9,000 for serving as Lead Independent Director, Dr. Chen received an additional $7,500 for serving as Audit Committee Chairman, and each other committee chairperson received an additional $3,000.

        Intel also grants stock options to independent directors. In accordance with Intel's 1984 Stock Option Plan, option grants to independent directors may not exceed 40,000 shares per director per year, and the option exercise price must be equal to the fair market value on the date of grant. During 2002, Intel granted each independent director an option to purchase a total of 15,000 shares at an exercise price of $29.19 per share.

        In January 2003, the Compensation Committee and the Board reviewed and revised the Board's cash compensation. Starting with 2003, independent directors are now paid a retainer of $60,000 per year; the Lead Independent Director and the Chairman of the Audit Committee each receive an additional $20,000 per year; and other committee chairs each receive an additional $10,000 per year. The Board ceased the payment to each director of per-meeting fees of approximately $24,000 to $32,000 per year (assuming attendance at all meetings). The Board's current view is that per-meeting fees are inappropriate, because attendance at all meetings is expected, and a substantial amount of the Board's work is done in Committee meetings and outside of formal meetings. On this basis, the Board decided to combine the former retainer and per-meeting fee amounts, and increase the retainer in recognition of the Board's increased workload and responsibilities in recent years. For similar reasons, the Board increased the additional fees payable to the Lead Independent Director and the chairs of the Board's committees.

        The Compensation Committee and the Board also decided to review its use of annual stock option grants to directors, which are typically granted in May. The Compensation Committee and management are engaged in a strategic review of executive compensation, including the use of stock options and the possible use of other equity-related incentives such as "restricted stock" grants. The use of stock options and other equity-related incentives for the Board will similarly be reviewed, with the expectation that changes in Board compensation practices with regard to equity-related incentives will be considered, if appropriate, to keep them aligned with future changes in executive compensation practices.

        Intel has a deferred compensation plan for independent directors. Under this plan, independent directors may elect to defer up to 100% of their annual fees and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Plan participants irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments over 5 years or 10 years, and either to begin receiving distributions at retirement or at the earlier of retirement and a date specified at the time of the election, which cannot be less than 24 months from the election date. This deferred compensation is an unsecured obligation of Intel. Dr. Shaw and Mr. Hundt participated in the deferred compensation plan for 2002.

        In 1998, the Board terminated its retirement program for independent directors. All independent directors serving at the time of termination were vested with the number of years served. Directors vested under the program receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning at commencement of retirement and continuing for the lesser of the number of years served as an independent director or the life of the director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        To Intel's knowledge, the following table sets forth information regarding ownership of Intel's outstanding common stock on February 21, 2003 by (i) each director, director emeritus and named executive officer, and (ii) all directors, directors emeriti and all executive officers as a group. Intel does not know of any person who beneficially owns more than 5% of its outstanding common stock. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned at February 21, 2003		Percent of Class
Gordon E. Moore, Director Emeritus and Chairman Emeritus of the Board	177,247,557		2.7%
Andrew S. Grove, Director and Chairman of the Board	10,950,497	(1)	*
D. James Guzy, Director	10,442,352	(2)	*
Leslie L. Vadasz, Director Emeritus, Executive Vice President and President, Intel Capital	6,758,403	(3)	*
Craig R. Barrett, Director and Chief Executive Officer	5,500,140	(4)	*
Paul S. Otellini, Director, President and Chief Operating Officer	1,520,315	(5)	*
Winston H. Chen, Director	1,025,000	(6)	*
Andy D. Bryant, Executive Vice President and Chief Financial and Enterprise Services Officer	809,014	(7)	*
David B. Yoffie, Director	301,400	(8)	*
Jane E. Shaw, Director	273,415	(9)	*
David S. Pottruck, Director	89,350	(10)	*
Charles E. Young, Director	89,100	(11)	*
John P. Browne, Director	86,600	(12)	*
Reed E. Hundt, Director	38,000	(13)	*
All directors, directors emeriti and executive officers as a group (21 individuals)	225,473,167	(14)	3.4%

*
Less than 1%.

(1)
Includes outstanding options to purchase 3,204,696 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Also includes 40,000 shares owned by a private charitable foundation for which Mr. Grove shares voting authority. Mr. Grove disclaims beneficial ownership of the shares held by the foundation.

(2)
Includes outstanding options to purchase 205,000 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Also includes 10,040,350 shares held by the Arbor Company of which Mr. Guzy is a general partner.

(3)
Includes outstanding options to purchase 1,122,066 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Also includes 212,000 shares owned by a private charitable foundation for which Mr. Vadasz shares voting authority. Mr. Vadasz disclaims beneficial ownership of the shares held by the foundation. Also includes 5,204,421 shares held by a family trust for which Mr. Vadasz shares voting and disposition authority.

(4)
Includes outstanding options to purchase 2,252,696 shares, which were exercisable as of February 21, 2003, or within 60 days from such date.

(5)
Includes outstanding options to purchase 1,025,586 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Also includes 1,282 shares held by Mr. Otellini's spouse, and Mr. Otellini disclaims beneficial ownership of these shares.

(6)
Includes outstanding options to purchase 365,000 shares, which were exercisable as of February 21, 2003, or within 60 days from such date.

(7)
Includes outstanding options to purchase 709,704 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Also includes 1,600 shares held by Mr. Bryant's son, and Mr. Bryant disclaims beneficial ownership of these shares.

(8)
Includes outstanding options to purchase 205,000 shares, which were exercisable as of February 21, 2003, or within 60 days from such date.

(9)
Includes outstanding options to purchase 125,000 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Also includes 148,415 shares held by a family trust for which Dr. Shaw shares voting and disposition authority.

(10)
Includes outstanding options to purchase 65,000 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Includes 800 shares held by Mr. Pottruck's daughter and 2,000 shares held by Mr. Pottruck's son. Includes an aggregate of 13,400 shares held in three separate annuity trusts for the benefit of Mr. Pottruck's brother for which Mr. Pottruck has voting and disposition authority.

(11)
Includes outstanding options to purchase 83,500 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Also includes 500 shares held by Mr. Young's spouse, and Mr. Young disclaims beneficial ownership of these shares.

(12)
Includes outstanding options to purchase 85,000 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Also includes 1,600 shares held by Lord Browne for which he shares voting and disposition authority.

(13)
Includes outstanding options to purchase 35,000 shares, which were exercisable as of February 21, 2003, or within 60 days from such date.

(14)
Includes outstanding options to purchase 15,417,220 shares, which were exercisable as of February 21, 2003, or within 60 days from such date. Also includes 585,816 shares held by a family trust for which an officer shares voting and disposition authority. Also includes a total of 9,356 shares held by the same officer's son and daughter, and the officer shares voting and disposition authority for these shares. Also includes 202,265 shares held in a family trust and 40,000 shares held in a family partnership for which another officer shares voting and disposition authority. That same officer has an additional 9,540 shares held by his two daughters, and the officer disclaims beneficial ownership and does not have any voting or disposition authority for these shares. Also includes 325,501 shares held by a third officer for which the officer shares voting and disposition authority.

STOCK PRICE PERFORMANCE GRAPH

        This section includes a line graph comparing the cumulative total stockholder return on Intel common stock with the cumulative total return of the Dow Jones Technology Index and the S&P 500 Index for the period of five fiscal years commencing December 27, 1997 and ending December 28, 2002. The graph and table assume that $100 was invested on December 27, 1997 in each of Intel common stock, the Dow Jones Technology Index and the S&P 500 Index, and that all dividends were reinvested. Dow Jones and Company, Inc. and Standard & Poor's Compustat Services, Inc. furnished this data. Cumulative total stockholder returns for Intel common stock and the Dow Jones Technology Index are based on Intel's fiscal year. Cumulative total stockholder return for the S&P 500 Index is based on a calendar year.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN FOR INTEL, THE DOW JONES TECHNOLOGY INDEX AND THE S&P 500 INDEX

	1997	1998	1999	2000	2001	2002
Intel Corporation	$100	$177	$235	$170	$183	$94
Dow Jones Technology Index	$100	$178	$321	$206	$150	$92
S&P 500 Index	$100	$133	$160	$147	$131	$100

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board (the "Committee") administers Intel's executive compensation program. In this regard, the role of the Committee, which is made up entirely of independent directors, is to review and approve salaries and other compensation of Intel's executive officers and administer the Executive Officer Bonus Plan (the "EOBP"). The Committee also reviews and approves various other company compensation policies and matters, and oversees Intel's stock option plans, including reviewing and approving stock option grants to Intel's executive officers. The Committee's charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. The Compensation & Benefits Group in Intel's Human Resources Department supports the Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering Intel's compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. For 2002, the Committee engaged a compensation consulting firm to assist the Committee in its review of the proposed 2003 compensation for the executive officers.

General Compensation Philosophy

        Intel's general compensation philosophy is that total cash compensation should vary with the company's performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with the stockholders' interests. Intel has several performance-based compensation programs in which the majority of its employees are eligible to participate. Most Intel employees who are not compensated on a commission basis participate in the Employee Bonus Plan (the "EBP"). Executive officers participate in the EOBP in lieu of the EBP.

        Total annual cash compensation for the majority of Intel's employees, including its executive officers, consists of the following components:

  •
  Base salary;

  •
  An annual performance-based cash bonus (either through the EBP or the EOBP) related to Intel's earnings per share ("EPS") and based on an individual bonus target and (for the EBP) business group objectives for the performance period; and

  •
  A cash bonus proportional to corporate profitability (see "Employee Cash Bonus Plan").

        Long-term incentive compensation is realized through the grant of stock options to most employees, including eligible executive officers. In addition, Intel has assumed incentive plans in connection with mergers and acquisitions, including vested and unvested in-the-money stock option grants. At the time of assumption, these grants and plans are converted to become options on or grants of Intel common stock. Intel does not make any new grants under the assumed plans, and it has not made grants to any Intel directors or executive officers pursuant to these plans.

        In addition to the opportunity to own Intel stock through exercising stock options, Intel employees can acquire company stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. This plan allows participants to buy Intel stock at a discount to the market price with up to 10% of their salary and bonuses (subject to certain limits), with the objective of allowing employees to profit when the value of Intel stock increases over time.

Setting Executive Compensation

        In setting the annual base salary and individual EOBP bonus target amount (together referred to as "BSBT") for executive officers, the Committee reviews executive compensation information derived from a survey of U.S.-based companies generally considered to be comparable to Intel, most of which are included in the Dow Jones Technology Index. Although the Committee does not use a specific formula to set pay in relation to this market data, it generally sets executive officer BSBT below the average salaries for comparable jobs in the marketplace. However, when Intel's business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under the performance-based compensation programs may lead to total cash compensation levels that are higher than the average cash compensation for comparable jobs. The

Committee also reviews the executive officers' compensation levels for internal consistency relative to the 100 most highly paid Intel employees.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), places a limit of $1,000,000 on the amount of compensation that Intel may deduct in any one year with respect to each of its five most highly paid executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. Intel's 1984 Stock Option Plan and the EOBP are qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Tax Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.

Base Salary

        The Committee reviews the history of and proposals for the compensation of each of Intel's executive officers, including cash and equity-based components. It then sets the base salary as a percentage of BSBT, taking into account the officer's level and amount of responsibility. In accordance with Intel's compensation philosophy that total cash compensation should vary with company performance, the Committee establishes executive officers' base salaries at levels that it believes are below the average base salaries of executives of companies it considers comparable to Intel. As a result, a large part of each executive officer's potential total cash compensation is variable and dependent upon Intel's performance.

        In general, executive officers with the highest level and amount of responsibility have the lowest percentage of their BSBT fixed as base salary and the highest percentage of their BSBT variable as their individual bonus target amount. For example, in 2002, the base salary for Dr. Barrett, then President and Chief Executive Officer, was 50% of his total BSBT. The other executives' base salaries were determined in the same manner, but for 2002, the base salary as a percentage of their BSBT ranged from 50% to 62%, depending on their job responsibilities. Once base salary is fixed, it does not depend on Intel's performance.

Performance-Based Compensation

Executive Officer Bonus Plan

        The EOBP is a cash-based incentive bonus program, and its purpose is to motivate and reward eligible employees for their contributions to Intel's performance by making a large portion of their cash compensation variable and dependent upon Intel's performance. EOBP participants have at risk a significant percentage of their BSBT, as discussed above, and are therefore motivated to improve company performance. The EOBP is designed to result in below-market bonus payments when company performance is low, and above-market bonus payments when company performance is excellent. The bonus formula has three variables: (1) the executive officer's annual bonus target, (2) Intel's EPS and (3) a factor pre-established each year by the Committee (the "Growth Factor"), all of which are further explained below. At the end of each year, the individual's bonus target is multiplied by Intel's EPS for the year and the Growth Factor to calculate the actual EOBP bonus amount for that year. The EOBP has a cap limiting each individual's bonus amount to a maximum annual limit of $5,000,000. After the individual bonus amounts are calculated, the Committee reviews and authorizes each participant's actual bonus payments and has the discretion to reduce (but not increase) a participant's bonus payment. The EOBP does not specify criteria that the Committee must use in exercising its discretion to reduce EOBP bonus payments, and it also does not require the Committee to make any reductions. The Committee has often reduced the bonus amounts below what the EOBP formula would allow, and as described below, it did so for the 2002 bonuses.

        For purposes of this formula, EPS is the greater of (x) Intel's operating income or (y) Intel's net income divided by Intel's weighted average common and common equivalent shares outstanding. The Committee may adjust Intel's operating income, or Intel's net income may be adjusted based on objective criteria selected by the Committee in its sole discretion and in compliance with IRS regulations. These adjustments may include, but are not limited to: asset write-downs; litigation; claim judgments, settlements or tax settlements; the effects of tax law changes, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in Intel's annual report to stockholders for the applicable year. Operating income does not include interest and other income earned by Intel, and does not include a deduction for interest expense and income taxes; as a result,

EPS based on operating income generally exceeds EPS based on net income. The Growth Factor applied to EPS as mentioned above is a predetermined factor that considers BSBT market competitiveness, forecasted EPS growth and performance probability, with the purpose of setting challenging employee performance expectations.

        In March 2002, the Committee established individual bonus targets ranging from $125,000 to $610,000 for each of the executive officers (representing a range of 38% to 50% of BSBT) and set the Growth Factor as 3.50 for the 2002 performance period. During this period, adjusted EPS based on operating income of $0.73 exceeded adjusted net income per share of $0.51 and led to an EPS value, as defined, of $0.73 to be used in the formula for determining the maximum bonus amount. As described below, the Committee adjusted both operating income and net income EPS for certain acquisition-related costs.

        For the 2002 performance period, the Committee exercised its discretion to reduce bonus payments below what would have been allowed under the EOBP; these bonuses were limited to the amounts that would have resulted from calculating the bonuses under the EBP. Amounts payable under the EBP are generally lower than the maximum bonuses payable under the EOBP due to differences in how the two plans calculate bonus amounts. This difference occurs because the EBP formula uses net income per share in its calculation, whereas the EOBP formula is based on the greater of operating income or net income (in each case, such amounts are subject to adjustment). For 2002, the Committee adjusted the net income per share amount used in the EBP and EOBP formulas for certain acquisition-related costs. The EBP formula also takes into account whether certain business groups have met their objectives over the performance period. The goals are set annually and vary from year to year. In determining bonuses payable to the executive officers with responsibility for Intel's overall performance, such as the Chief Executive Officer and the President, the Committee took into account the corporate average score on achievement of business objectives. For those executive officers with specific responsibility for a particular business group, achievement scores were based on either the individual business group's score or a combination of the group's score and the corporate average score. The EBP formula also uses a "growth factor" in its calculation, as generally described above; the growth factors for EBP and EOBP may differ. Bonuses paid to executive officers for 2002 under the EOBP were approximately flat with the bonuses for 2001, which is in general accord with the EOBP's intent to reflect the relative level of Intel's financial performance from year to year. Similarly, bonuses paid to executive officers for 2001 under the EOBP averaged 64% less than the bonuses for 2000.

Employee Cash Bonus Plan

        The Employee Cash Bonus Plan is a profit sharing program that offers cash rewards to employees, including executive officers, based on corporate profitability. T wice a year, eligible employees receive 0.55 day of pay (calculated based on eligible earnings for the six-month period, including one-half of EBP or EOBP bonus targets as applicable) for every two percentage points of corporate pretax profit as a percentage of revenue, or a total payment based on 4% of net income, whichever is greater. Intel pays the Employee Cash Bonus in the first and third quarters of each year based on corporate performance for the preceding two quarters.

        For 2002, payments under the Employee Cash Bonus Plan totaled 11.8 days of pay per employee. The Employee Cash Bonus Plan also has a provision for rewarding employees for helping Intel be Vendor of Choice among its customers, and this provision resulted in an extra day of pay for each such employee.

Profit Sharing Retirement Plans

        Intel has both tax-qualified and non-qualified capital accumulation/retirement plans ("Profit Sharing Retirement Plans"). The tax-qualified plans are available to eligible employees in the U.S., and there are similar plans for certain of Intel's non-U.S. subsidiaries. The non-qualified plan is a supplemental, deferred compensation plan that provides eligible U.S. employees with contributions that could not be credited to their individual accounts under the qualified plan because of Tax Code limitations. The Profit Sharing Retirement Plans are defined contribution plans designed to accumulate retirement funds for employees, including executive officers, and to allow Intel to make contributions or allocations to those funds. Intel's contributions are made at its discretion and may vary with the company's financial performance, particularly revenue and income. The Board is not required to consider any specific factors in determining the contribution. Company contributions made under the plans vest beginning after three years of service in 20% annual increments until the employee is 100% vested after seven years. Additional company contributions made after the seven-year period are immediately vested. All company contributions are invested in a diversified equity portfolio.

        For 2002, Intel's discretionary contributions (including allocation of forfeitures) to the Profit Sharing Retirement Plans for all eligible employees, including executive officers, equaled 8% of eligible salary (which includes actual EBP or EOBP bonus payments as applicable). The Tax Code limits contributions to individual accounts for the qualified plan. Where Tax Code limits applied, Intel allocated the excess, up to 8% of eligible salary, to the non-qualified plan for eligible employees, including executive officers.

Stock Options

        Intel grants stock options to help retain employees and to align employees' interests with stockholders' interests. Stock options have value to an employee only if Intel's stock price increases above the employee's option exercise price and the employee remains employed by Intel for the period required to exercise the stock options. Stock options thus provide an incentive to improve Intel's performance and an incentive to remain employed by Intel. Stock options directly link a portion of an employee's compensation to stockholders' interests by providing an incentive to maximize stockholder value. Intel's stock option programs are broad-based, and the substantial majority of its full-time employees received stock option grants in 2002. Approximately 98% of the options covered by those grants went to employees other than the top five most highly compensated executive officers; for the period 1998 to 2002, only 1.7% of all shares subject to option grants were granted to the top five most highly compensated executive officers. The Compensation Committee has established a policy that in any year, Intel may not grant more than 5% of total options granted to the Chief Executive Officer and the next four most highly compensated executive officers. (See the Option Grants in Last Fiscal Year table under the heading "Executive Compensation.")

        Intel has a 1984 Stock Option Plan, as amended, that is generally used for making annual grants to officers and directors as a part of Intel's executive performance review process. Annual stock option grants for executives are a key element of market-competitive total compensation. In 2002, management recommended stock options for the executive officers, and the Committee reviewed and approved the grants. Individual grant amounts were based on internal factors, such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation at other companies.

        In general, initial grants that employees receive when they begin employment at Intel have been exercisable in increments over a five-year period, and subsequent grants have been first exercisable five years after the date of grant (for example, options granted in 2002 become exercisable in 2007). Beginning in 2003, the Committee approved management's recommendation that the standard vesting schedule be changed to a linear format in which 25% of a grant is vested each year over a four-year period. This change was made in the belief that it would make Intel's option grants more competitive with those of other companies, and help reduce the effects of market price volatility on grants. Under the 1984 Stock Option Plan, Intel occasionally makes additional stock option grants to key officers and other senior-level employees in recognition of their future potential in leading the company. The vesting schedule for these grants is generally longer than that of regular stock options, typically vesting in increments beginning five years after the grant date, with the final increment vesting eight years after the grant date. Intel also has a 1997 Stock Option Plan for use with employees other than officers and directors. Stock options under the 1984 and 1997 plans are granted at a price equal to the fair market value on the date of grant.

        In October 2001, the Committee granted 2002 annual merit-based stock options early in order to enhance the potential long-term retention value of these options. The Committee granted these early options to all eligible employees, and aggregate grants to the top five most highly compensated employees were approximately 2% of the total grant. The Committee reduced merit grants made in 2002 by the shares in this early grant program. The 2002 merit grant vests in 2007, on or about the same date it would have vested if granted in 2002.

        In November 2002, the Committee granted supplemental stock options to employees who had previously received options with an exercise price above $22.00 per share. The Committee granted these options to all eligible employees other than the Chairman of Board, the Chief Executive Officer and the President. The remaining top five most highly compensated executive officers received less than 1% of that total grant. Independent directors did not receive a supplemental option grant. The Committee granted these options to retain employees due to competitive market conditions and a decline in Intel's stock price. The effect of the decline in the stock price was that newer employees had a higher percentage of their stock options in-the-money than veteran employees; it was felt that this situation created an anomalous two-tier categorization of employees that was affecting retention efforts. The 2002 supplemental grants were granted on November 25, 2002 at an exercise price of $20.23 and vest ratably over a four-year period from the date of grant.

Personal Benefits

        Intel seeks to maintain an egalitarian culture in its facilities and operations. We do not provide officers with reserved parking spaces, separate dining or other facilities, nor do we have programs for providing personal-benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. Intel's health care and other insurance programs are the same for all eligible employees, including officers. Intel's loan programs for employees have been modest in nature and, for officers, limited to business- required home relocation loans. There are no outstanding loans of any kind to any executive officer, and since 2002, federal law has prohibited any new company loans to executive officers. Intel expects its officers to be role models under the Corporate Business Principles, which are applicable to all employees, and officers are not entitled to operate under lesser standards.

2003 Strategic Review of Executive Compensation

        The Compensation Committee and Intel management are engaged in a review of the compensation philosophy for executives as well as the majority of Intel's employees, with the goal of ensuring the appropriate mix of fixed and variable compensation linked to individual and corporate performance. The purpose of this review is not to generally increase the level of compensation for executive officers; rather, the review is intended to analyze the company's cash compensation and equity (stock option) programs to determine whether changes should be made. With respect to cash compensation, the review is analyzing each compensation element to better ensure the appropriate balance between fixed and variable pay. Further, the review is evaluating alternative equity-based programs, such as restricted stock, performance-based options/shares, indexed options and phantom stock. Some of these actions, such as the use of restricted stock grants, cannot be implemented without stockholder approval of one or more new equity plans that would have to be proposed for adoption at a future stockholders' meeting. The Chairman of the Compensation Committee will report at the upcoming 2003 Annual Stockholders' Meeting on the status of this review and any major decisions that the Board may make regarding executive compensation.

Company Performance and CEO Compensation

        Intel's compensation program is designed to promote the achievement of corporate and business objectives. This pay-for-performance program is most clearly exemplified in the compensation of Intel's Chief Executive Officer, Dr. Barrett. Dr. Barrett's BSBT is determined in the same manner as described for all executive officers. In setting compensation levels for the Chief Executive Officer, the Committee considers comparative compensation information from other companies for the prior year. However, consistent with the Committee's general practice and discretionary authority, Dr. Barrett's 2002 salary and individual bonus target were not tied directly to the comparative compensation data but set at levels believed to be below average. In March 2002, Dr. Barrett's base salary and bonus target were set at levels that were 53% of the peer company average for base salary, 35% of the peer company average for target incentive-based compensation and 42% of the peer company average for BSBT.

        Under the EOBP, Dr. Barrett's actual bonus for 2002 (paid in 2003) was $1,012,600. This bonus, like the bonuses paid to each of the other executive officers under the EOBP, was less than the maximum amount payable under the EOBP formula. Although Dr. Barrett's BSBT was 42% of the average total target compensation disclosed by peer companies, due to the variability in Intel's total compensation program, his actual cash compensation (base salary and bonus) for 2002 was 58% of the average total actual cash compensation disclosed by the peer companies.

        For 2002, the Committee awarded Dr. Barrett the following stock options: (1) an October 2001 grant for the early merit-based grant (further described under "Stock Options") to purchase 200,000 shares of stock, which becomes exercisable in 2007, and (2) an April 2002 grant to purchase 584,000 shares of stock, which becomes exercisable in 2007. In 2002, Intel also contributed $16,000 to Dr. Barrett's account under the tax-qualified retirement plan and allocated $118,900 to Dr. Barrett's account under the non-qualified retirement plan, based on Intel's 2002 results. In general, Dr. Barrett's retirement plan accounts are available to Dr. Barrett only upon retirement or termination from Intel as an employee, or upon disability or death.

        The Committee is pleased to submit this report to Intel's stockholders on these matters.

  Compensation Committee:

Jane E. Shaw, Chairman John P. Browne Winston H. Chen	Reed E. Hundt David S. Pottruck

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

        All Intel employees, including executive officers, are employed at will by the company and do not have employment agreements. From time to time, Intel has implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers have not historically been eligible for any of these programs, nor does the company retain retiring executive officers following retirement on a part-time or consultancy basis. In 2002, Intel received a request from a stockholder to adopt a policy that, absent stockholder approval by vote, the company would not pay severance to a departing executive officer in excess of 2.99 times that officer's most recent annual salary and bonus. We have no practice of making such payments, nor do we have any plans to do so in the future, and so, following discussions, we agreed with the stockholder to adopt a policy that we will seek stockholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding three times the executive's base compensation. For this purpose, "future severance agreements" means any such agreements that we may enter into after adoption of this policy by the Board in February 2003, and includes employment agreements containing severance provisions, retirement agreements, and agreements renewing, modifying or extending such agreements, but does not include retirement plans, deferred compensation plans, early retirement programs, or similar plans or programs available to more than 50 employees on reasonably similar terms. "Senior executive" means any of our top five most highly compensated employees in the calendar year preceding termination of employment, and any executive listed in the compensation table in our annual proxy statement in any of the five years preceding termination of employment. "Benefits" include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive. "Benefits" does not include settlement of a legal obligation, such as a cash payment in exchange for the surrender of vested stock options, or payments to settle pending or threatened litigation. "Base compensation" shall be determined consistent with federal regulations under Tax Code Section 280G, and generally means the executive's average W-2 compensation over the five full calendar years preceding termination of employment. The Board may in its discretion revise or terminate this policy in the future, but will at that time publicly disclose any such action on its part.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        It is Intel's policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse or competitive with the company, or that interferes with the proper performance of their duties, responsibilities or loyalty to the company. These policies are included in Intel's Corporate Business Principles, which cover the company's directors, executive officers and other employees. Each director and executive officer is instructed to always inform the Board when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate Intel's guidelines. If in a particular circumstance it is concluded that there is or may be a perceived conflict of interest, the Board will instruct Intel's legal department to work with the relevant business units at Intel to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Board's Audit Committee.

        Conflict of interest situations are also governed by the rules of The NASDAQ Stock Market, Inc. defining "independent" director status. Because it is not possible to anticipate or explicitly categorize all potential conflict of interest situations that may affect independence, the Board is also responsible for affirmatively determining that each independent director has no other material relationship with Intel or its affiliates or any executive officer of Intel or his or her affiliates. A relationship will be considered "material" if in the judgment of the Board it would interfere with the director's independent judgment.

        Intel has not engaged in any transaction, or series of similar transactions, since the beginning of 2002, or any currently proposed transaction, or series of similar transactions, to which Intel or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of Intel's directors, executive officers, beneficial owners of more than 5% of Intel's common stock, or members of their immediate family had, or will have, a direct or indirect material interest.

        None of the following persons has been indebted to Intel or its subsidiaries at any time since the beginning of 2002: any director or executive officer of Intel; any nominee for election as a director; any member of the immediate family of any of the directors, executive officers or nominees for director; any corporation or organization of which any of the directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

        Intel does have various types of business arrangements with corporations and other organizations in which an Intel director, executive officer or nominee for director may also be a director, trustee, investor or have some other direct or indirect relationship. Intel enters into these arrangements in the ordinary course of business and they typically involve Intel receiving or providing some good or service on a non-exclusive basis and at arms-length negotiated rates or in accordance with regulated price schedules. Examples include telecommunications services from Qwest Communications International Inc. (Craig Barrett, Intel Chief Executive Officer and Director, is a director); petroleum products from BP plc (John Browne, Intel Director, is Group Chief Executive); research, consulting and training services from Stanford University (Winston Chen, Intel Director, is a trustee); financial services from The Goldman Sachs Group (John Browne is a director) and from The Charles Schwab Corporation (David Pottruck, Intel Director, is Co-Chief Executive Officer and a director); and business consulting services from McKinsey & Company (Reed Hundt, Intel Director, is a senior advisor). Intel does not believe that in any such case either Intel or the other corporation or organization is a sole-source supplier to the other with regard to the relevant good or service. Intel further does not believe that in any case the director, executive officer or nominee for director receives any compensation from the other corporation or organization that is directly linked to the revenue or profits of the Intel-related business. Any revenue or profits from Intel-related business may, of course, be indirectly reflected in the overall revenue or profits of the other corporation or organization, which in turn may affect the individual's overall compensation or value of his or her investments in the corporation or organization.

        Intel Capital, Intel's strategic investment program, is one of the largest worldwide corporate venture programs investing in the technology segment. With an overall strategy to stimulate advances in computing and communications, Intel Capital invests in companies working to establish new and innovative technologies, develop industry-standard solutions, drive Internet growth and advance the computing platform. While financial returns are not Intel's primary goal, Intel seeks companies that can succeed and have an impact on their market segment. Intel Capital typically acquires less than a 5% ownership interest in a portfolio company, does not seek a seat on the board of directors and otherwise seeks to avoid the status of controlling person of the company. Most investments are made when the companies are privately held and their equity financing comes from corporate and venture capital sources. The Intel Capital portfolio currently holds positions in more than 500 companies. Any one or more of these companies may be a supplier, vendor, customer, joint-venture partner or investment of a corporation or other organization with which an Intel director or executive officer, or one of their family members, is affiliated.

        Intel has a corporate charitable donations program and has established the Intel Foundation for similar activity. Intel's charitable activities focus primarily on pre-collegiate mathematics, science and computer-related programs on a worldwide basis. Intel has a program whereby it will match certain charitable donations of individual employees up to $10,000 per employee per year. Directors and executive officers are eligible to participate in this matching program on the same terms as other Intel employees. It is possible that, through this matching program, Intel may make charitable contributions to organizations where an Intel director or executive officer, or one of their family members, is a director, trustee, consultant or employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        All members of the Board's Compensation Committee during 2002 were independent directors, and none of them were employees or former employees of Intel. During 2002, no Intel executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Intel's Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION

        The following tables set forth the annual compensation for Intel's Chief Executive Officer and the four other most highly compensated executive officers serving at the end of 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards (2)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Securities Underlying Options (#)(3)	All Other Compensation ($)(4)
Craig R. Barrett Chief Executive Officer	2002 2001 2000	610,000 575,000 575,000	1,070,400 1,075,300 2,784,700	— — —	584,000 484,696 200,000	134,900 264,800 397,700
Andrew S. Grove Chairman of the Board	2002 2001 2000	431,000 525,000 525,000	755,500 981,800 2,542,900	— — —	— 384,696 200,000	112,600 243,800 375,600
Paul S. Otellini President and Chief Operating Officer	2002 2001 2000	350,000 300,000 300,000	612,600 561,000 1,293,500	— — —	664,000 357,586 120,000	73,000 125,400 177,500
Andy D. Bryant Executive Vice President Chief Financial and Enterprise Services Officer	2002 2001 2000	280,000 260,000 260,000	532,300 468,000 1,309,400	— — —	1,332,852 253,704 90,000	59,900 121,800 166,100
Leslie L. Vadasz Executive Vice President President, Intel Capital	2002 2001 2000	285,000 275,000 275,000	493,400 468,600 1,281,400	— — —	405,825 335,650 90,000	60,300 122,700 175,300

(1)
This amount includes the bonuses earned under the EOBP and the Employee Cash Bonus Plan for 2000, 2001 and 2002. Bonuses are typically paid in the year following the year in which they were earned. Mr. Bryant received an additional $25,000 bonus for 2000 in recognition of his expanded responsibilities and services during the year.

(2)
Intel does not offer any restricted stock awards, stock appreciation rights or other long-term incentive programs.

(3)
Indicates number of shares of common stock underlying options granted in each of the three fiscal years ended as of December 28, 2002.

(4)
All amounts listed in this column are composed of discretionary company contributions made under Intel's non-qualified, defined contribution retirement plan and discretionary company contributions of $16,000 ($13,600 in 2001 and $19,500 in 2000) for each of the named executives to Intel's qualified, broad-based defined contribution retirement plan. These amounts are to be paid out to the named executives (or any other plan participant) only upon retirement, termination, disability or death.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(4)
	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)
Name		Percent of Total Options Granted to Employees in Fiscal Year (2)		Exercise or Base Price ($/Share)(3)	Expiration Date			First Exercisable
						5%	10%
C. Barrett	584,000	0.34%		29.33	4/09/12	10,770,300	27,294,100	4/9/04
A. Grove	—	0.00%		—	—	—	—	—
P. Otellini	664,000	0.38%		29.33	4/09/12	12,245,700	31,033,000	4/9/04
A. Bryant	400,000 404,000 200,000 328,852	0.23 0.23 0.12 0.19	% % % %	30.50 29.33 20.23 20.23	3/26/12 4/09/12 11/25/12 11/25/12	7,671,300 7,450,700 2,544,500 4,183,800	19,440,500 18,881,500 6,448,300 10,602,700	3/26/07 4/9/04 11/25/07 11/25/03
L. Vadasz	92,000 142,000 171,825	0.05 0.08 0.10	% % %	29.33 20.23 20.23	4/09/12 11/25/12 11/25/12	1,696,700 1,806,600 2,186,100	4,299,800 4,578,300 5,539,900	4/9/07 11/25/03 11/25/03

(1)
Includes options granted during fiscal 2002.

(2)
Based on a total of 173,575,520 shares subject to options granted to employees under Intel's option plans in 2002.

(3)
Under all stock option plans, the option purchase price is equal to the fair market value at the date of the grant. Options were granted to executives on March 26, 2002, April 9, 2002 and November 25, 2002.

(4)
In accordance with U.S. Securities and Exchange Commission rules, these columns show gains that could accrue for the respective options, assuming that the market price of Intel common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 28, 2002 (#)(1)
					Value of Unexercised In-the-Money Options at December 28, 2002 ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Barrett	544,000	17,570,300	2,194,348	2,810,348	20,767,100	—
A. Grove	—	—	2,874,348	1,046,348	13,461,100	—
P. Otellini	—	—	1,872,793	2,072,793	20,012,700	—
A. Bryant	—	—	594,852	2,163,704	4,322,500	2,881,700
L. Vadasz	—	—	911,241	1,218,650	8,251,100	—

(1)
These amounts represent the total number of shares subject to stock options held by the named executives at December 28, 2002. These options were granted on various dates during the years 1993 through 2002.

(2)
These amounts represent the difference between the exercise price of the stock options and the price of Intel common stock on December 27, 2002 (the last day of trading for the fiscal year ended December 28, 2002) for all in-the-money options held by the named executive. The in-the-money stock option exercise prices range from $2.81 to $11.93. These stock options were granted at the fair market value of the stock on the grant date.

PENSION PLAN TABLE

	Years of Service
Eligible Compensation
	15	20	25	30	35
$200,000 and above	$38,154	$50,872	$63,590	$76,308	$89,026

        The Pension Plan provides for minimum pension benefits determined by a participant's years of service credited under the plan, final average compensation, taking into account the participant's Social Security wage base and the value of the company contributions, plus earnings on behalf of the participant, in the Profit Sharing Retirement Plan. If the annuity value of the participant's Profit Sharing Retirement Plan account balance exceeds the pension guarantee, the participant will receive benefits from the Profit Sharing Retirement Plan only. Compensation includes regular earnings and most bonuses. However, maximum eligible compensation for 2002 is $200,000, in accordance with Internal Revenue Code Section 401(a)(17). This amount is subject to cost-of-living adjustments in accordance with Internal Revenue Code Section 415(d).

        The table illustrates the estimated annual benefits payable in the form of a straight-life annuity upon retirement at age 65 under the Pension Plan to persons in the specified compensation and years of service classifications for Social Security benefits. The Employee Retirement Income Security Act of 1974 limits the amount of benefits that may be paid under pension plans qualified under the Tax Code. The amounts shown are subject to reduction to the extent that they exceed such limits, but they are not subject to reduction for Social Security benefits.

        For each of the employees named in the Summary Compensation Table, the years of credited service as of year-end 2002 under the Pension Plan are: Dr. Barrett (28), Dr. Grove (34), Mr. Otellini (28), Mr. Bryant (21) and Mr. Vadasz (34).

REPORT OF THE AUDIT COMMITTEE

        The ultimate responsibility for good corporate governance rests with the Board of Directors, whose primary roles are oversight, counseling and direction to Intel's management in the best long-term interests of the corporation and its stockholders. The Board's Audit Committee (the "Audit Committee") has been established for the purpose of overseeing the accounting and financial reporting processes of the company and audits of the company's annual financial statements. During the past year, the Sarbanes-Oxley Act of 2002 added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been proposed by The NASDAQ Stock Market, Inc. and will become applicable to Intel if and when they are finally adopted.

        Intel's Audit Committee is made up solely of independent directors, as defined in the rules of The NASDAQ Stock Market, Inc., and it operates under a written charter adopted by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The charter is presently under review, and it is expected that the Board, with the recommendation of the Audit Committee, will amend the charter later this year to reflect the relevant provisions of the Sarbanes-Oxley Act and related NASDAQ rules. A copy of the Audit Committee's charter was most recently published in Intel's proxy statement for its 2001 Annual Stockholders' Meeting.

        With regard to the independence of Audit Committee members, the Sarbanes-Oxley Act requires that NASDAQ adopt additional rules that define independence more restrictively than under the current rules. First, Audit Committee members would be barred from accepting any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member's capacity as a member of the Board of Directors and any Board committee. This prohibition would preclude payments to a member as an officer or employee, as well as other compensatory payments, and disallowed payments to an Audit Committee member would include payments made either directly or indirectly. It is already Intel's practice to limit fees to all of its independent directors in this manner, so these new rules, when adopted, will not require any change in Intel's practice or the membership of its Audit Committee. As the second new basic criterion for determining independence, a member of the Audit Committee may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the Board and any Board committee. In this context, the U.S. Securities and Exchange Commission ("SEC") has proposed to define the terms "affiliate" and "affiliated person" to mean "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified." The SEC proposes to define the term "control" as "the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise." None of the members of Intel's Audit Committee are "affiliated persons" of Intel as so defined, so these new rules, when adopted, will not require any change in Intel's practice or change in the membership of its Audit Committee.

        As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel's financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Intel's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Intel's system of internal controls relating to the reliability and integrity of its financial information. Ernst & Young LLP, Intel's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace Intel's independent auditors.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

        The Audit Committee has an annual agenda that includes reviewing Intel's financial statements, internal controls and audit matters. The Audit Committee meets each quarter with Ernst & Young LLP, Intel's Director of Internal Audit and management to review Intel's interim financial results before the publication of Intel's quarterly earnings press releases. Management's and independent auditors' presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors. In addition, the Audit Committee generally oversees Intel's internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Intel regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Intel employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

        Among other matters, the Audit Committee monitors the activities and performance of Intel's internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. Intel's independent auditors provide the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discusses with the independent auditors and management that firm's independence.

        In accordance with existing Audit Committee policy and the more recent requirements of the Sarbanes-Oxley Act, all services to be provided by Ernst & Young LLP are subject to pre-approval by the Committee. This includes audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee. The Sarbanes-Oxley Act prohibits an issuer from obtaining certain non-audit services from its auditing firm so as to avoid certain potential conflicts of interest; Intel has not in recent years obtained any of these services from Ernst & Young LLP, and Intel is able to obtain such services from other service providers at competitive rates. See "Selection of Independent Auditors for 2003" for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2002 and 2001.

        The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2002 with management and the independent auditors; management represented to the Audit Committee that Intel's consolidated financial statements were prepared in accordance with generally accepted accounting principles; and the independent auditors represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." This review included a discussion with management of the quality, not merely the acceptability, of Intel's accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel's financial statements. In reliance on these views and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel's Annual Report on Form 10-K for the year ended December 28, 2002 for filing with the SEC.

  Audit Committee:

Winston H. Chen, Chairman John P. Browne	D. James Guzy Jane E. Shaw

SELECTION OF INDEPENDENT AUDITORS FOR 2003

        Ernst & Young LLP has been Intel's independent auditors since Intel's incorporation in 1968, and the Audit Committee of the Board has selected Ernst & Young as Intel's independent auditors for the fiscal year ending December 27, 2003. However, the Audit Committee has nevertheless decided that it will request proposals from each of the four largest independent auditing firms, including Ernst & Young, with regard to the audit engagement for 2003. The other three such auditing firms are Deloitte & Touche LLP, KPMG LLP and PriceWaterhouseCoopers LLP. The Audit Committee may invite additional auditing firms to participate in this process. Ernst & Young is engaged as our independent auditors by the Board's Audit Committee, who can dismiss the firm in its sole discretion without payment of any penalty fee. This review process will likely take a number of months, and it may be the case that any resulting decision will be for 2004 rather than 2003.

        The Audit Committee decided to take this action on auditor selection because it wanted the opportunity for a detailed review of other auditing firms as prospective independent auditors for Intel, in addition to Ernst & Young, and to consider the benefits and detriments of changing independent audit firms. The Audit Committee, in consultation with management, determined that there were possible benefits to be considered with regard to audit firm independence and obtaining a "fresh look" at Intel's financial accounting and internal controls processes. This decision was not related to the quality of services provided by Ernst & Young, nor was it undertaken with the expectation of realizing overall cost savings. Intel does not have a policy that sets a term limit for its independent auditors, although some commentators have proposed that public companies adopt some form of audit firm "rotation" policy. Changing auditing firms would involve substantial time and expense, and may have both positive and negative aspects. In connection with this hiring review, the Audit Committee will consider the advisability and ramifications of a formal rotation policy.

        In the past, we have requested that our stockholders vote to ratify the appointment of Ernst & Young as independent auditors for the year. This vote is only advisory, because the Board of Directors (and now the Board's Audit Committee) has the sole authority to hire and dismiss the independent auditors. We have not included an auditor ratification proposal this year because it is not known as of the date of this proxy statement whether or not Ernst & Young will remain as our independent auditors for 2003; as a result, the Board did not consider a ratification proposal to be meaningful this year. It is not presently known when a final decision will be made with regard to choice of independent auditors and if it will be for 2003 or for 2004; Intel will make a public announcement in the event that it decides to engage a firm other than Ernst & Young.

        Ernst & Young is participating in this hiring process, and has not resigned from or declined to stand for reappointment to the Intel engagement. Ernst & Young has not advised Intel that information has come to its attention that has led the firm to no longer be able to rely on management's representations, or that has made Ernst & Young unwilling to be associated with the financial statements prepared by management. Ernst & Young's reports on Intel's financial statements in the Intel Form 10-K for 2002 do not contain an adverse opinion or a disclaimer of opinion, nor are they qualified or modified as to uncertainty or audit scope. The report does note that during 2002, Intel adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." There have not been any disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused the firm to make reference to the subject matter of the disagreements in connection with its report.

        Intel currently uses all four firms named above for various services. The services and fees relating to Ernst & Young are primarily for audit and audit-related and tax services, as described below. The other three firms are engaged by Intel for services such as tax services, valuation services, financial information system design and implementation, specialized audit work and other types of consulting. One of the firms was paid more than Ernst & Young for services rendered in 2002 and 2001. In some cases, the services provided by the other firms are of types that may not be provided to a company by its independent auditors. This means that any decision to engage a firm other than Ernst & Young as our independent auditors would also directly affect our current engagements for these non-audit services, and so may increase the time and expense required to facilitate a change in our independent auditors. It is likely that Ernst & Young would be engaged by Intel to provide various non-audit services in the event that it did not continue as the company's independent auditors.

        In part due to the new requirements of the Sarbanes-Oxley Act of 2002, and other current and future regulations, Intel expects that its audit and audit-related expenses will increase for 2003 over the 2002 amounts described below. Intel's overall costs, including related internal costs, would likely be greater in the event that a firm other than Ernst & Young is chosen as independent auditors for 2003. Extra time and expense would be involved to familiarize new auditors with Intel's operations, procedures, systems and the industry environment. The knowledge, expertise and efficiencies developed over time by Ernst & Young with regard to Intel would not likely be duplicated by a new firm for a number of years. Similar commitments of time and expense would be involved in any related changes in the providers of non-audit services as described above. The Audit Committee will consider these and other matters in its selection process.

        Representatives of Ernst & Young attended all meetings of the Audit Committee in 2002. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditors' independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see "The Board, Board Committees and Meetings" and "Report of the Audit Committee."

        Intel expects that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young

        The following table shows the fees that Intel paid or accrued for the audit and other services provided by Ernst & Young for fiscal years 2002 and 2001.

	2002	2001
Audit Fees	$6,097,000	$5,434,000
Audit-Related Fees	$2,520,000	$2,083,000
Tax Fees	$1,965,000	$1,688,000
All Other Fees	$184,000	$134,000
Total	$10,766,000	$9,339,000

        Audit Fees ($6,097,000; $5,434,000). This category includes the audit of Intel's annual financial statements, review of financial statements included in Intel's Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual "management letter" on internal control matters.

        Audit-Related Fees ($2,520,000; $2,083,000). This category consists of assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Intel's financial statements and are not reported above under "Audit Fees." The services for the fees disclosed under this category include benefit plan audits, other accounting consulting, vendor compliance audits, royalty audits, distributor count compliance audits and spin-off audits.

        Tax Fees ($1,965,000; $1,688,000). This category consists of professional services rendered by Ernst & Young LLP for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

        All Other Fees ($184,000; $134,000). This category consists of fees for a venture capital fund audit, translation services, subscriptions and other miscellaneous items.

PROPOSAL 2: STOCKHOLDER PROPOSAL REQUESTING THE EXPENSING OF STOCK OPTIONS

        The United Brotherhood of Carpenters and Joiners of America Pension Fund, 101 Constitution Avenue N.W., Washington, D.C. 20001, which is the beneficial owner of approximately 31,150 shares of Intel common stock, has submitted the following resolution:

  RESOLVED, that the stockholders of Intel Corporation ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

  Supporting Statement

          Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

          Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

          A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." Globe and Mail, "Expensing Options is a Bandwagon Worth Joining," Aug. 16, 2002.

    Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

    There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

    For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

    Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free...

    When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?

          Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

Board of Directors' Response

Summary

        The Board of Directors recognizes the critical role that high-quality, transparent financial reports play in an effective and efficient capital market system. We also understand and share investors' need for a transparent and accurate picture of the true cost of executive and employee stock option programs. Stock option accounting should fairly present the economic effect of stock options on the company and its stockholders, and we believe that our current accounting and disclosure do that.

        The proponents of this proposal believe that expensing stock options in a corporation's income statement will curb stock option abuses. Stock option abuses, however, are not an accounting issue but a corporate governance issue. Abuse should be addressed by holding directors accountable for their decisions concerning executive compensation. Intel has been an active proponent of strong corporate governance.

        We believe that the proposed accounting change would not make our financial statements more transparent; we believe it would make our financial statements less meaningful and reliable. In addition, we believe that the adoption of "expensing" for stock options will not aid companies and stockholders in solving real problems with executive compensation; instead, it will harm the ability of Intel and other companies to use option plans that distribute options broadly to employees. We believe that our current broad-based stock option program is a powerful employee incentive and retention tool that benefits all of our stockholders.

The cost of an option is accurately and transparently reflected in the income statement.

        A transparent reporting of a particular transaction is one that gives a faithful representation of its underlying economic effect on the company. The critical question regarding the accounting for stock option grants is whether the options create a cost to the company or a potential cost to the stockholder. We believe that our broad-based stock option program offers the opportunity for real economic value to be delivered to our employees. This economic value is a share of the company's ownership; it is not an expense like salaries or rent. Issuing employee options does not affect a company's overall financial performance; we do not pay cash out or increase our economic liabilities to anyone. The economic consequence occurs when an employee stock option is exercised. This results in an increase in the total number of Intel shares outstanding, which divides the ownership of the company among a larger number of shares.

        The economic cost of a stock option grant is borne by the stockholders through the potential dilution of their ownership interest. There is no outflow of corporate assets (such as cash) that results from a stock option grant. In fact, there is an inflow of cash, because the employee must pay the option exercise price to Intel. The value of stock to employees is value that is transferred from the existing stockholders to the employee, and this value transfer is already transparently reported to investors in our diluted earnings per share calculation and other quantitative and qualitative disclosures included in Intel's financial reports.

        To create an expense in addition to the cost of dilution currently reflected in financial statements would be onerous to all stockholders. The Board of Directors believes that imputing an expense into Intel's income statement would impair the transparency, comparability and usefulness of the company's financial reports and would inappropriately and imprecisely "double count" the effect of stock options.

Current accounting standards ensure that investors receive the underlying information requested in the proposal.

        Current accounting rules give companies the choice of accounting for stock options using one of two methods. The "intrinsic value" method, used by Intel and most public companies, generally does not result in the recognition of a corporate expense. The "fair value" method, advocated in the proposal, always results in expense recognition. If a company uses the intrinsic value method, accounting rules also require that the impact of the fair value method be disclosed in the footnotes to its financial statements.

        Intel is in full compliance with current accounting rules. To help investors fully understand the nature and impact of our stock option programs, we provide additional voluntary disclosures in the Management's Discussion and Analysis section of our quarterly and annual financial reports. Our financial statements directly reflect the impact of any earnings-per-share dilution affected by outstanding options, and the footnotes include the "as if" information showing how our net income would be reduced if we included an amount for option "expense." This information is available to any investor or market analyst.

The proposal would impair rather than improve the usefulness of Intel's financial reports.

        The Board of Directors believes that the "fair value" method advocated in the proposal would result in highly questionable and unreliable financial results. Intel does not bear a cash expense or accrue a cash liability when it issues an employee stock option. The "fair value" method requires that a company estimate a non-cash expense and make that estimate using a valuation method that has not been created for this purpose.

        It is widely acknowledged that existing option valuation techniques (e.g., Black-Scholes) were developed to value short-lived, freely traded options that have little in common with employee stock options. They are applied overwhelmingly to instruments with a life of only a few months, yet employee stock options typically have a life of ten years and cannot be exercised until one to five years after granted. Employee stock options cannot at any time be sold, so there is no actual market price for them. They are also subject to forfeiture if an employee leaves the company.

        The valuation formulas are based on numerous subjective assumptions, a process that creates new opportunities for abuse and results in inherently inaccurate and unreliable calculations. To use the formulas, a company must make predictions about the future that are impossible to estimate beyond a few months. Application of the same formula could vary widely from quarter to quarter and company to company, and would impair investors' ability to compare financial statements.

        In addition to these widely acknowledged problems in valuations, the "fair value" method advocated in the proposal requires that the resulting non-cash expense be unchanged once calculated. Under the proposal, there would be no adjustment for options not exercised and no reconciliation with the actual economic value ultimately received by employees who exercise. We could be required to add billions of dollars of "expense" to our financial statements when not one dollar of actual economic value is realized by our employees. This is likely to occur at the same time that the company is generating billions of dollars in cash. Such distortions in the financial statements would increase over time.

        When given a choice under accounting rules, the Board of Directors believes that it is always in the best interest of stockholders for Intel to follow the method that most accurately and transparently reflects the true economic condition of the company. Consequently, the Board of Directors has determined that the intrinsic value method remains the preferable choice, both because it is currently the most widely used standard and because it provides complete information for evaluating Intel's financial situation with and without the inclusion of stock options as an expense.

Accounting standards boards are addressing this issue. It is prudent to wait for their decisions.

        To the extent that there is uncertainty and debate regarding accounting standards, the Board of Directors believes that it is in the best interest of stockholders to await consensus and/or direction from the Financial Accounting Standards Board ("FASB") prior to implementing any material change. The International Accounting Standards Board ("IASB") has circulated a proposal to require the expensing of stock options, and FASB has added a project on stock-based compensation to its agenda. After further review, FASB will determine whether or not to re-evaluate the provisions of stock option accounting for U.S. companies. Intel has made its views on this issue known to both the IASB and FASB.

        It is premature to change Intel's accounting practices before the deliberations of the standards-setting bodies have concluded, especially considering the high level of uncertainty and debate. For each company to set its own standard may lead to financial statements that are not comparable with those of other companies.

Intel's stock option program is disciplined and broad-based.

        Finally, the Board of Directors believes that stock option grants at Intel have always been modest and appropriate. In accordance with generally accepted accounting principles, Intel has always reflected the dilutive impact of stock options outstanding in its earnings per share. Intel's goal is to keep potential incremental dilution attributable to stock options below a long-term average of 2% of the total shares outstanding. The potential dilutive effect of new option grants has been 1.9%, 2.8% and 2.0%, respectively, for 2002, 2001 and 2000, after taking into account options forfeited in these years. The actual percentage of shares exercised has been significantly less.

        At Intel, we believe that stock option grants should be broad-based. We grant stock options to substantially all of our 78,000 employees. Moreover, the Board has adopted a policy that stock option grants to our top five most highly compensated executive officers should be limited to no more than 5% of total option grants in a given year. In fact, our top five most highly compensated executive officers received less than 3% of the grants in each of the last three years.

Broad-based option plans create value for all stockholders.

        Option grants are a key element of Intel's culture and continuing drive to attract and retain the talent that is crucial to Intel's success across all business operations. The Board of Directors believes that employee ownership of Intel's common stock serves the interest of all stockholders as a means to align employee and stockholder interests, and to promote employee focus on the long-term increase in stockholder value. Our Chairman, Andy Grove, has said, "After 40 years in a knowledge-based industry, I do not know a better way to achieve this sense of ownership, not even a close second."

        We share the desire to have transparent and accurate accounting policies implemented in a prudent manner with full and complete information as it pertains to this issue. We believe that the best way to accomplish this objective at this time is to retain our current accounting policy with respect to stock options.

Recommendation of the Board

The Board recommends a vote "AGAINST" the proposal requesting the expensing of stock options.

ADDITIONAL MEETING INFORMATION

        Meeting Proposals. There are no other matters that the Board intends to present, or has reason to believe others will present, at the annual meeting. If other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

        Proxy Solicitation. Intel will bear the expense of soliciting proxies, and it has retained D. F. King & Co., Inc. for a fee of $15,000 plus a reasonable amount to cover expenses. Certain of Intel's directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise. Intel is required to request that brokers and nominees who hold stock in their name furnish Intel's proxy material to the beneficial owners of the stock and must reimburse such brokers and nominees for the expenses of doing so in accordance with certain statutory fee schedules. See "Electronic Delivery of Intel Stockholder Communications" for information on how you can help Intel reduce printing and mailing costs.

OTHER MATTERS

        Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Intel's directors and executive officers, among others, to file with the U.S. Securities and Exchange Commission ("SEC") and The NASDAQ Stock Market, Inc. an initial report of ownership of Intel stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish Intel with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a matter of practice, Intel's administrative staff assists its executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

        Based solely on a review of the copies of such forms in its possession, and on written representations from certain reporting persons, Intel believes that during fiscal 2002, all of its executive officers and directors filed the required reports on a timely basis under Section 16(a), except that a Form 4 was not timely filed reflecting the acquisition by Charles Young of 500 shares of Intel stock by marriage in July 2002, and a Form 5 was not timely filed reflecting the gift by F. Thomas Dunlap, Jr. of 1,200 shares to each of his two daughters in December 2002. Corrective filings have since been made.

        2004 Stockholder Proposals or Nominations. From time to time, Intel's stockholders submit proposals that they believe should be voted on at the annual meeting or nominate persons for election to the Board. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in Intel's 2004 proxy statement. Any such stockholder proposals must be submitted to Intel's Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-5661 or in writing at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. Intel must receive all submissions no later than December 4, 2003. Intel strongly encourages any stockholder interested in submitting a proposal to contact Intel's Corporate Secretary in advance of this deadline to discuss any proposal he or she is considering, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that Intel will include it in its proxy statement. The Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

        Alternatively, under Intel's Bylaws, if a stockholder does not wish to include a proposal or a nomination for the 2004 Annual Stockholders' Meeting in Intel's proxy statement, the stockholder may submit the proposal or nomination not less than 45 days or more than 120 days prior to the anniversary of the date on which Intel first mailed its proxy materials for the 2003 annual meeting, unless the date of the 2004 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2003 annual meeting. For Intel's 2004 annual meeting, Intel must receive such proposals and nominations no earlier than December 4, 2003 and no later than February 17, 2004. If the date of the 2004 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2003 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2004 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of Intel stock. Intel will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, Intel may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination. Stockholders should contact Intel's Corporate Secretary via e-mail at corporate.secretary@intel.com or in writing at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119 to make any submission. Intel strongly encourages stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

        Financial Statements. Intel's financial statements for the year ended December 28, 2002 are included in Intel's 2002 Annual Report to Stockholders, which is being sent to Intel's stockholders at the same time as this proxy statement. Intel encourages its stockholders to conserve natural resources, as well as reduce mailing and printing costs, by signing up for electronic delivery of Intel stockholder communications. For more information, see "Electronic Delivery of Intel Stockholder Communications." If you have not received or had access to the annual report, please call Intel Investor Relations at (408) 765-1480, and Intel will send a copy to you. Intel's annual report and this proxy statement are available on our Investor Relations web site at www.intc.com.

COMMUNICATING WITH INTEL

        From time to time, we receive calls from stockholders asking how they can communicate with Intel. The following communication options are available.

        If you would like to receive information about Intel, you may use one of the following methods:

  1.
  Intel's main Internet site, located at www.intel.com, contains product and marketing data as well as job listings. Intel's Investor Relations site, located at www.intc.com, contains company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to Intel's SEC filings. An online version of this proxy statement is located at www.intel.com/intel/finance/proxy03 and Intel's 2002 Annual Report to Stockholders is located at www.intel.com/intel/annual02.

  2.
  To have information such as Intel's latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please call Intel's transfer agent, Computershare Investor Services, LLC, at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5125 (outside the U.S. and Canada). You can view your Intel stock holdings electronically and perform other transactions by enrolling in Computershare's Investor Center at www.computershare.com.

        If you would like to contact us, please call Intel Investor Relations at (408) 765-1480, or send correspondence to Intel Corporation, Attn: Investor Relations, RN5-24, 2200 Mission College Blvd., Santa Clara, California 95052-8119.

By Order of the Board of Directors

By: Cary I. Klafter Corporate Secretary

Santa Clara, California
April 2, 2003

Intel, the Intel logo and Pentium are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries. *Other names and brands may be claimed as the property of others.

Directions to the Santa Clara Convention Center
5001 Great America Parkway, Santa Clara, California

The Santa Clara Convention Center is located at the corner of Great America Parkway and Tasman Drive. Parking is available in front of the building and in a large parking garage behind the Convention Center.
There is no charge for parking. The meeting will be held in the auditorium on the second level of the Convention Center.

From San Francisco	From San Jose/Monterey/Morgan Hill
Take 101 South to the Great America Parkway exit. Go East onto Great America Parkway (a left turn). Follow for 1 1/2 miles to Tasman Drive. Turn right onto Tasman Drive, and the Convention Center will be on your left.	Take 101 North to the Great America Parkway exit. Go East onto Great America Parkway
(a right turn). Follow for 1 1/2 miles to Tasman Drive. Turn right onto Tasman Drive, and the Convention Center will be on your left.
From Oakland	From Sacramento/Walnut Creek/Dublin
Take 880 South to 237 West. Turn left at the Great America Parkway exit. Follow for about 3/4 mile. Turn left onto Bunker Hill Drive (the Westin Hotel will be on your left). This will bring you directly into the parking garage for the Convention Center and the hotel.	Take 680 South to Calaveras Highway/237 West. See directions from Oakland (237 West).
From Santa Cruz/Los Gatos
Take 880 North to 101 North. See directions from San Jose.

[INTEL LOGO]

Proxy - Intel Corporation

2200 Mission College Blvd., Santa Clara, California 95052-8119

Proxy Solicited by Board of Directors for Annual Meeting—May 21, 2003

ANDREW S. GROVE, CRAIG R. BARRETT and CARY I. KLAFTER, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Stockholders' Meeting of Intel Corporation to be held on Wednesday, May 21, 2003 or at any adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1 (Election of Directors) and AGAINST Item 2 (Stockholder Proposal Requesting Expensing of Stock Options).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IF VOTING BY PAPER,
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD
PROMPTLY, USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side.)
SEE REVERSE SIDE

Internet and Telephone Voting Instructions

The methods below are quick, easy and available 24 hours a day, 7 days a week.
If you vote by phone or Internet, have this proxy card in hand when you vote.

To vote using the telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-593-2341 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY/INTEL
•	Enter the Holder Account Number (excluding the letter "C") and Proxy Access Number located on the reverse side.	•	Enter the information requested on your computer screen and follow the simple instructions.
•	Follow the simple recorded instructions.
Option 1:	To vote as the Board of Directors recommends on ALL proposals: Press 1.
When asked, please confirm your vote by pressing 1.
Option 2:	If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Central Time, on May 20, 2003.

THANK YOU FOR VOTING

[INTEL LOGO]

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Holder Account Number C 1234567890 J N T
☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	Proxy Access Number:

A  Election of Directors            PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees. Shares will so voted unless you otherwise indicate.

	For Withhold		For Withhold		For Withhold
01 - Craig R. Barrett		05 - D. James Guzy		09 - Jane E. Shaw
02 - John P. Browne		06 - Reed E. Hundt		10 - David B. Yoffie
03 - Winston H. Chen		07 - Paul S. Otellini		11 - Charles E. Young
04 - Andrew S. Grove		08 - David S. Pottruck

B  Issue

The Board of Directors recommends a vote AGAINST Item 2. Shares will be so voted unless you otherwise indicate.

	For	Against	Abstain
2. Stockholder Proposal Requesting Expensing of Stock Options

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name exactly as it appears above. For joint accounts, both owners must sign. When signing as executor, administrator, attorney, trustee or guardian, etc. please sign your full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

1 U P X    HHH P P P P    0017051            +

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Notice of Annual Stockholders' Meeting May 21, 2003 8:30 a.m. Pacific Time
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